Exhibit 15.1

May 13, 2003

Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508

To the Stockholders of
Stone Energy Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, and 333-87849 and Form S-3 No. 333-86450) of Stone Energy Corporation of our report dated May 1, 2003 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended March 31, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Very truly yours, /s/ Ernst & Young LLP